102 South Main Street

Greenville, SC 29601

864.421.1068

Date:	July 20, 2006

Release Time:	Immediate

THE SOUTH FINANCIAL GROUP REPORTS SECOND QUARTER 2006 EARNINGS

•	$0.39 EPS (GAAP and operating)
•	Total revenue up 8.8% linked-quarter annualized; 10.2% for total operating revenue
•	Net interest margin 3.27%, down 4 bp from 1Q06
•	Average loans, excluding indirect auto loans, up 7.7% linked-quarter annualized
•	Average core deposits up 6.1% linked-quarter annualized
•	Average noninterest-bearing deposits up 8.9% linked-quarter annualized
•	Net loan charge-off ratio 0.27%, 2 bp improvement from 1Q06

GREENVILLE, SC – The South Financial Group, Inc. (Nasdaq/NM: TSFG) today reported second quarter 2006 net income of $29.3 million, or $0.39 per diluted share, compared with net income of $27.8 million, or $0.37 per diluted share, for the first quarter of 2006, and $42.7 million, or $0.57 per diluted share, for the second quarter of 2005. Second quarter 2005 included a nonrecurring, non-cash benefit of $22.3 million (pre-tax) for an increase in fair value of interest rate swaps related to certain derivatives. The return on average assets for the three months ended June 30, 2006 was 0.82%, and the return on average equity was 7.95%.

Operating earnings for second quarter 2006 also totaled $29.3 million, or $0.39 per diluted share, same as GAAP earnings. This compares with $27.8 million, or $0.37 per diluted share, for first quarter 2006 and $32.5 million, or $0.44 per diluted share, for second quarter 2005. The decline in second quarter 2006 operating earnings, compared with second quarter 2005, was primarily attributable to lower net interest income, after adjusting to include the net cash settlement of certain interest rate swaps, and higher noninterest expenses. The operating return on average assets for the three months ended June 30, 2006 was 0.82%, and the operating return on average equity was 7.93%. A reconciliation of net income to operating earnings is provided in the financial highlights.

“We are encouraged with this quarter’s progress,” said Mack I. Whittle, Jr., Chairman, President and Chief Executive Officer of The South Financial Group. “Led by 10% linked-quarter annualized growth in operating revenue and continued lower net loan charge-offs, our earnings per share and profitability ratios improved in what continues to be a very challenging environment. Importantly, recent fee income and customer deposit initiatives produced results. While we have not seen recent growth in our net interest income due to our deleveraging and net interest margin compression, our operating noninterest income grew at a double-digit annualized pace. Our customer deposit mix improved with linked-quarter annualized growth in average core deposits of 6.1%, which included an 8.9% increase in noninterest-bearing deposits and an 8.3% increase in money market deposits.

“Over the last year, we worked extremely hard to improve the mix of our balance sheet with the goal of reducing our risk profile and improving our profitability ratios. Our focus going forward includes solid loan growth with strong risk-adjusted returns, improved customer deposit funding, double-digit fee income growth, and expense management that will produce positive operating leverage. While below the fourth quarter level, our second quarter operating noninterest expenses increased over first quarter and are higher than the level where we would like to operate.”

Net income for the first six months of 2006 totaled $57.2 million, or $0.76 per diluted share, compared with $65.1 million, or $0.88 per diluted share, for the same period of 2005. Operating earnings for the first six months of 2006 totaled $57.0 million, or $0.76 per diluted share, compared with $65.2 million, or $0.88 per diluted share, for the same period of 2005.

Revenue

Total revenue, defined as net interest income plus noninterest income, was $135.1 million in second quarter 2006, compared with $132.2 million in first quarter 2006. During the second quarter, TSFG sold approximately $360 million of indirect auto loans from loans held for investment in an effort to improve profitability and reduce wholesale funding levels. GAAP noninterest income for second quarter 2006 included a $3.5 million loss from the sale of indirect auto loans previously held for investment and a $3.6 million net gain on the sale of equity investments and available for sale securities.

Operating revenue, defined as tax-equivalent net interest income plus operating noninterest income, increased $3.4 million, or 10.2% linked-quarter annualized, to $136.7 million from $133.4 million for the first quarter 2006. This increase reflects slightly higher tax-equivalent net interest income and strong double-digit noninterest income growth.

Second quarter 2006 tax-equivalent net interest income was $104.9 million, compared to $104.7 million in first quarter 2006, partially as a result of one additional calendar day in second quarter 2006. For the second quarter of 2006, average earning assets remained essentially unchanged from the first quarter at $12.9 billion, due to proceeds from maturities and principal paydowns of investment securities being used to fund new loans and the impact of the indirect auto loan sale. Also, the net interest margin declined 4 basis points (or 2 basis points adjusting for the difference in the number of calendar days) to 3.27%. During second quarter 2006, TSFG continued to improve its earning asset mix and reported favorable results from its initial efforts to improve its overall funding through the growth of core deposits.

TSFG’s operating noninterest income grew $3.3 million to $31.9 million for second quarter 2006 and had double-digit linked-quarter annualized growth in virtually every category. During 2005 and 2006, TSFG has made additional investments in the leadership, products, and sales of its fee-based lines of business — insurance, merchant, mortgage, treasury services, and wealth management. Efforts are now being made to integrate these fee-based products into the daily sales activities of its commercial and retail bankers. For second quarter 2006, operating noninterest income also included a $514,000 gain on sale of mortgage servicing rights (included in mortgage banking income).

Balance Sheet Trends

TSFG continues to focus on improving its relative level and mix of customer assets and liabilities in an effort to generate more predictable and higher quality, longer-term earnings.

In June 2006, TSFG sold approximately $360 million of indirect auto loans originated from August 2005 through the end of May 2006 and used the proceeds to reduce wholesale borrowings. TSFG took these actions to remove assets with a lower return on equity from the balance sheet and reduce its level of wholesale borrowings. Although modestly lowering net interest income, these actions had an immediate favorable impact on TSFG’s balance sheet ratios (loan/customer deposits, wholesale borrowings/total assets, allowance for loan losses ratio, and tangible equity/tangible assets) and are projected to have longer-term benefits on TSFG’s net interest margin and its returns on assets and equity. TSFG does not expect its decisions regarding indirect auto to meaningfully impact future loan growth.

As mentioned previously, second quarter 2006 average earning assets were essentially unchanged from first quarter 2006, as the growth in average loans approximated the decline in average investment securities. Average loans grew $81.1 million during the second quarter 2006. Excluding indirect auto loans, average loans increased 7.7% linked-quarter annualized, or $168.0 million. By not reinvesting maturing investments and principal paydowns, average investment securities declined 12.0% linked-quarter annualized, or $95.0 million. Loan growth, combined with the continued reduction of investment securities, has increased average loans as a percentage of average earning assets to 75.5% for second quarter 2006 from 75.0% for first quarter 2006 and 64.7% for second quarter 2005. This shift to a higher level of loans has contributed to a higher overall earning asset yield and a higher percentage of customer-derived net interest income.

In January of 2006, TSFG took actions to improve its future level and mix of customer deposits, by establishing weekly new transaction account opening goals, differentiating pricing for promotions and specific markets, and changing incentive plans to place a greater emphasis on lower-cost customer deposit growth. During this period, TSFG has actively managed the pricing of many of its higher-cost deposits, opting in certain instances to fund with wholesale borrowings instead of paying a premium price for non-relationship deposits. In the short-term, while hampering overall total customer deposit growth, these initiatives have provided the initial groundwork to grow certain categories of lower-cost deposits and improve the underlying mix.

Second quarter 2006 results included solid average balance growth in total core deposits (up $76.1 million or 6.1% linked-quarter annualized). Core deposit growth included increases in noninterest-bearing deposits (up $33.2 million or 8.9% linked-quarter annualized) and money market deposits (up $46.1 million or 8.3% linked-quarter annualized). Through the growth of average core deposits and the decline in average time deposits (primarily in the jumbo time deposit category), average core deposits increased to 65.7% of total average customer deposits in second quarter 2006 from 64.2% in first quarter 2006. Equally important, the mix of core deposits improved in second quarter with noninterest-bearing deposits averaging 20.0% of total customer deposits, versus 19.4% in first quarter 2006 and interest checking averaging 14.0%, versus 13.7% in first quarter 2006.

Average wholesale borrowings (which include brokered deposits) as a percentage of average total funding totaled 39.3% for second quarter 2006, up from 38.9% for first quarter 2006 and down from 46.6% for second quarter 2005. At June 30, 2006, period-end wholesale borrowings as a percentage of total funding declined to 36.5%, primarily from using the proceeds from the June sale of approximately $360 million of indirect auto loans to pay down wholesale borrowings.

Net Interest Margin

The tax-equivalent net interest margin for second quarter 2006 declined 4 basis points to 3.27% from 3.31% for first quarter 2006. Approximately half of the decline resulted from one additional day in the second quarter. The net interest margin declined due to a 29 basis point increase in total funding costs compared with a 24 basis point increase in earning asset yields. Within total funding, the total cost of customer deposits increased only 20 basis points while wholesale borrowing costs (including brokered deposits) increased 43 basis points. Within earning assets, the loan yield increased 31 basis points while the investment security yield declined 5 basis points from the prior quarter.

Operating Efficiency and Noninterest Expenses

TSFG’s GAAP efficiency ratio totaled 61.5% for second quarter 2006 versus 60.4% for the first quarter of 2006. Its cash operating efficiency ratio was 59.1%, up from 57.8% for first quarter 2006 and 53.6% for second quarter 2005. For the quarter, operating revenue increased 10.2% linked-quarter annualized while cash operating noninterest expense rose 19.9% linked-quarter annualized. Three primary factors have contributed to the increase in TSFG’s efficiency ratio over the last year: declining spreads from investment securities, investments in fee-based businesses with higher efficiency ratios but which use less capital, and higher overall operating expenses.

Noninterest expenses for second quarter 2006 totaled $83.1 million, compared with $79.8 million for the first quarter 2006. Cash operating noninterest expenses (which exclude intangible amortization and non-operating items) totaled $80.9 million for second quarter 2006, up $3.8 million from $77.0 million for first quarter 2006.

Compared to first quarter 2006, personnel expense increased $1.8 million, primarily due to higher incentive compensation accruals, stock-based awards, and annual salary increases. Occupancy and furniture and equipment expenses grew by $887,000, largely due to increases in maintenance agreements, data processing, and office space. The $513,000 increase in merchant processing expense was more than offset by higher merchant income. The remaining increase netted to $599,000, as certain categories increased while others decreased.

Provision for Credit Losses

The provision for credit losses for second quarter 2006 totaled $7.5 million, down $2.4 million from the first quarter of 2006 and the second quarter of 2005. The decline in the provision for credit losses resulted from continued improvement in net loan charge-offs and slower loan growth. Second quarter 2006 provision for credit losses exceeded net loan charge-offs. For the last twelve months, the provision for credit losses has exceeded net loan charge-offs by $7.9 million.

Net loan charge-offs in second quarter 2006 were $6.5 million, an improvement from $6.8 million in first quarter 2006 and second quarter 2005. Annualized second quarter 2006 net loan charge-offs improved to 0.27% of average loans held for investment, its best level since 2000, from the previous quarter’s 0.29% and 0.32% in second quarter 2005. Loans classified as nonperforming totaled $37.8 million, or 0.40% of loans held for investment, at June 30, 2006, compared with $35.7 million or 0.37% at March 31, 2006, and $42.5 million or 0.47% at June 30, 2005. Foreclosed property was $10.2 million at June 30, 2006, compared with $9.3 million at March 31, 2006 and $12.6 million at June 30, 2005.

The allowance for credit losses totaled $110.3 million, or 1.17% of loans held for investment, at June 30, 2006, compared with $112.5 million, or 1.16% at March 31, 2006 and $105.6 million, or 1.18% at June 30, 2005. The decrease in the overall allowance for credit losses is primarily related to the indirect auto loan sale. Second quarter 2006 allowance coverage of nonperforming loans totaled 2.88 times, compared with 3.11 times a quarter earlier and 2.47 times a year earlier.

Capital

Tangible shareholders’ equity at June 30, 2006 totaled $795.3 million, or $10.60 per share, an increase from $792.8 million, or $10.58 per share at March 31, 2006. Tangible equity per share increased 0.8% linked-quarter annualized during this period, as higher earnings offset the quarterly dividend and an increase in the after-tax unrealized loss on available for sale securities.

TSFG’s tangible equity to tangible assets ratio at June 30, 2006 was 5.94%, an improvement from 5.80% at March 31, 2006. Higher earnings and the second quarter 2006 sale of indirect auto loans, which lowered tangible assets, contributed to the increase in the tangible equity ratio. At June 30, 2006, TSFG’s unrealized loss on available for sale securities (net of income tax) totaled $84.7 million, an increase from $66.1 million at March 31, 2006. Excluding the impact of the unrealized loss on available for sale securities, TSFG’s tangible equity to tangible assets ratio improved to 6.51% at June 30, 2006 from 6.24% at March 31, 2006.

TSFG’s capital ratios continued to exceed all “well-capitalized” regulatory requirements at June 30, 2006.

Conference Call / Webcast Information

The South Financial Group will host a conference call on Friday, July 21st at 10:00 a.m. (ET) to discuss second quarter 2006 results. Additional material information, including forward-looking statements such as trends and projections, may be discussed during the presentation. For supplemental financial information, please refer to the Form 8-K filed by TSFG with the Securities and Exchange Commission on July 20, 2006 or visit the Investor Relations section of its website under the financial information button. To participate in the conference call or webcast, please follow the instructions listed below.

Conference Call: Please call 1-888-405-5393 or 1-517-645-6236 using the access code “The South.” A 7-day rebroadcast of the call will be available via 1-888-473-0136 or 1-203-369-3732.

Webcast: To gain access to the webcast, which will be “listen-only,” please go to www.thesouthgroup.com under the Investor Relations tab and click on the link “Webcast/The South Financial Group 2nd Quarter Earnings Conference Call.” For those unable to participate during the live webcast, it will be archived on The South Financial Group website until August 4, 2006.

General Information

The South Financial Group, the largest publicly-traded bank holding company headquartered in South Carolina, ranks among the top 50 U.S. commercial bank holding companies in total assets. At June 30, 2006, it had approximately $14.1 billion in total assets and 169 branch offices in Florida, North Carolina, and South Carolina. TSFG focuses on fast-growing banking markets in the Southeast and concentrates its growth in metropolitan statistical areas. TSFG operates through two subsidiary banks: Carolina First Bank, operating in North Carolina, South Carolina, and on the Internet under the brand name, Bank CaroLine; and Mercantile Bank, operating in Florida. At June 30, 2006, approximately 48% of TSFG’s total customer deposits were in South Carolina, 39% were in Florida, and 13% were in North Carolina. The South Financial Group’s common stock trades on the Nasdaq National Market under the symbol TSFG. Press releases along with additional information may also be found at The South Financial Group’s website: www.thesouthgroup.com.

Explanation of TSFG’s Use of Certain Unaudited Non-GAAP Financial Measures and Forward-Looking Statements

This press release contains financial information determined by methods other than in accordance with Generally Accepted Accounting Principles (“GAAP”). The attached financial highlights provide reconciliations between GAAP net income, operating earnings (which exclude gains or losses on certain asset sales, changes in fair value of certain interest rate swaps, merger-related costs, early extinguishment of debt, impairment charges, employment contract buyouts, and other non-operating expenses), and certain measures excluding or including the net cash settlement of certain interest rate swaps. In addition, TSFG provides data eliminating intangibles and related amortization in order to present data on a “cash operating basis.”

TSFG’s management uses these non-GAAP measures in its analysis of TSFG’s performance and believes presentations of financial measures on an operating basis provide useful supplemental information, a clearer understanding of TSFG’s financial performance, and better reflect TSFG’s core operating activities. Management utilizes operating earnings in the calculation of certain of TSFG’s ratios, in particular, to analyze on a consistent basis and over a longer period of time the performance of which it considers to be its core operating activities. TSFG believes the non-GAAP measures enhance investors’ understanding of TSFG’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of others in the financial services industry.

The limitations associated with utilizing operating measures and cash basis information are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. Management compensates for these limitations by providing detailed reconciliations between GAAP information and operating measures. These disclosures should not be considered an alternative to GAAP.

This news release contains forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) that are provided to assist in the understanding of anticipated future financial performance. These statements (as well as other forward-looking statements that may be made by management in the related conference call) include but are not limited to, descriptions of management’s plans, objectives or goals for future operations, and predictions, forecasts or other statements about future operations. They also include such items as return goals, loan growth, customer deposit growth, expected financial results for acquisitions, factors that will affect credit quality and the net interest margin, the effectiveness of its hedging strategies, the risks and effects of changes in interest rates, effects of future economic conditions, performance following TSFG’s balance sheet repositioning, and market performance. However, such statements necessarily involve risks and uncertainties and there are a number of factors – many of which are beyond TSFG’s control — that could cause the actual conditions, events, or results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from TSFG’s actual results, please refer to TSFG’s filings with the Securities and Exchange Commission. The South Financial Group undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

CONTACT:

Mary M. Gentry, SVP – Investor Relations (864) 421-1068
Timothy K. Schools, Chief Financial Officer (864) 255-8980

***END***

PAGE 1, FINANCIAL HIGHLIGHTS
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data) (unaudited)

	Three Months Ended			% Change 6/30/06 vs.
	6/30/06	3/31/06	6/30/05	(Annualized) 3/31/06	6/30/05
TOTAL REVENUE (1)
GAAP	$135,142	$132,232	$152,756	8.8%	(11.5)%
Operating (2)	136,746	133,358	132,729	10.2	3.0

EARNINGS
GAAP earnings	$29,343	$27,807	$42,712	22.2%	(31.3)%
Operating earnings	29,261	27,757	32,513	21.7	(10.0)
Cash operating earnings	30,714	29,201	33,958	20.8	(9.6)

DILUTED SHARE DATA
Average common shares outstanding	75,504,683	75,339,283	74,421,103	0.9%	1.5%
GAAP earnings	$0.39	$0.37	$0.57	21.7	(31.6)
Operating earnings	0.39	0.37	0.44	21.7	(11.4)
Cash operating earnings	0.41	0.39	0.46	20.6	(10.9)

PERFORMANCE RATIOS (Annualized)
RETURN ON AVERAGE ASSETS:
GAAP earnings	0.82%	0.78%	1.15%
Operating earnings	0.82	0.78	0.88
Cash operating earnings on average tangible assets	0.90	0.87	0.96

RETURN ON AVERAGE EQUITY:
GAAP earnings	7.95	7.56	11.81
Operating earnings	7.93	7.55	8.99
Cash operating earnings on average tangible equity	15.61	14.80	17.14

NET INTEREST MARGIN:
Tax equivalent	3.27	3.31	3.09
Including net cash settlement of certain interest
rate swaps (3)	3.27	3.31	3.19

NONINTEREST INCOME AS A %
OF TOTAL REVENUE(4):
GAAP	23.69	22.17	33.04
Operating (2)	23.32	21.48	21.88
Operating, excluding net cash settlement of
certain interest rate swaps (5)	23.32	21.48	19.22

EFFICIENCY RATIOS (6):
GAAP	61.46	60.37	52.07
Operating (2)	60.74	59.42	55.17
Cash operating (2)	59.12	57.76	53.55

CREDIT
Net charge-offs as a % of average loans
held for investment (annualized):	0.27	0.29	0.32

(1)	The sum of net interest income and noninterest income.
(2)	Total revenue, noninterest income as a % of total revenue, and the efficiency ratio, on an operating basis, are calculated using tax-equivalent net interest income and exclude non-operating items. The cash operating efficiency ratio also excludes amortization of intangibles.
(3)	Calculated as tax-equivalent net interest income plus net cash settlement on certain interest rate swaps divided by average earning assets, annualized.
(4)	Calculated as noninterest income, divided by the sum of net interest income and noninterest income.
(5)	Calculated as operating noninterest income excluding the net cash settlement of certain interest rate swaps divided by operating revenues.
(6)	Calculated as noninterest expenses, divided by the sum of net interest income and noninterest income.
Supplemental financial information may be found in the Investor Relations section of TSFG's web site: www.thesouthgroup.com.

PAGE 2, FINANCIAL HIGHLIGHTS
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data) (unaudited)

	Six Months Ended
	6/30/06	6/30/05	% Change
TOTAL REVENUE (1)
GAAP	$267,374	$264,276	1.2%
Operating (2)	270,104	260,839	3.6

EARNINGS
GAAP earnings	$57,150	$65,128	(12.2)%
Operating earnings	57,018	65,180	(12.5)
Cash operating earnings	59,915	67,835	(11.7)

DILUTED SHARE DATA
Average common shares outstanding	75,422,439	73,729,630	2.3%
GAAP earnings	$0.76	$0.88	(13.6)
Operating earnings	0.76	0.88	(13.6)
Cash operating earnings	0.79	0.92	(14.1)

PERFORMANCE RATIOS (Annualized)
RETURN ON AVERAGE ASSETS:
GAAP earnings	0.80%	0.90%
Operating earnings	0.80	0.90
Cash operating earnings on average tangible assets	0.88	0.98

RETURN ON AVERAGE EQUITY:
GAAP earnings	7.76	9.23
Operating earnings	7.74	9.24
Cash operating earnings on average tangible equity	15.20	17.33

NET INTEREST MARGIN:
Tax equivalent	3.29	3.11
Including net cash settlement of certain interest
rate swaps(3)	3.29	3.24

NONINTEREST INCOME AS A % OF TOTAL REVENUE (4):
GAAP	22.94	24.12
Operating (2)	22.41	22.08
Operating, excluding net cash settlement of certain
interest rate swaps(5)	22.41	18.90

EFFICIENCY RATIOS (6):
GAAP	60.92	55.26
Operating (2)	60.09	53.75
Cash operating (2)	58.45	52.24

CREDIT
Net charge-offs as a % of average loans
held for investment (annualized):	0.28	0.38

(1)	The sum of net interest income and noninterest income.
(2)	Total revenue, noninterest income as a % of total revenue, and the efficiency ratio, on an operating basis, are calculated using tax-equivalent net interest income and exclude non-operating items. The cash operating efficiency ratio also excludes amortization of intangibles.
(3)	Calculated as tax-equivalent net interest income plus net cash settlement on certain interest rate swaps divided by average earning assets, annualized.
(4)	Calculated as noninterest income, divided by the sum of net interest income and noninterest income.
(5)	Calculated as operating noninterest income excluding the net cash settlement of certain interest rate swaps divided by operating revenues.
(6)	Calculated as noninterest expenses, divided by the sum of net interest income and noninterest income.
Supplemental financial information may be found in the Investor Relations section of TSFG's web site: www.thesouthgroup.com.

PAGE 3, FINANCIAL HIGHLIGHTS
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data) (unaudited)

	Three Months Ended			% Change 6/30/06 vs.
	6/30/06	3/31/06	6/30/05	(Annualized) 3/31/06	6/30/05
INCOME STATEMENT
Interest income (tax-equivalent)	$217,440	$207,168	$186,298	19.9%	16.7%
Interest expense	112,590	102,455	82,616	39.7	36.3
Net interest income (tax-equivalent)	104,850	104,713	103,682	0.5	1.1
Less: tax-equivalent adjustment	1,728	1,801	1,397	(16.3)	23.7
Net interest income	103,122	102,912	102,285	0.8	0.8
Provision for credit losses	7,487	9,911	9,944	(98.1)	(24.7)
Net interest income after provision for
credit losses	95,635	93,001	92,341	11.4	3.6

NONINTEREST INCOME:
Customer fee income	14,761	14,218	12,751	15.3	15.8
Wealth management income	7,482	7,124	4,827	20.2	55.0
Mortgage banking income	2,078	1,884	2,140	41.3	(2.9)
Bank-owned life insurance	2,969	2,819	2,759	21.3	7.6
Merchant processing income	3,318	2,686	2,713	94.4	22.3
Loss on trading and certain derivative
activities (1)	(245)	(1,125)	(1,032)	313.7	76.3
Net cash settlement of certain interest rate
swaps (2)	--	--	3,534	--	(100.0)
Loss on indirect auto loans (3)	(985)	--	--	n/m	n/m
Other	2,518	1,039	1,355	571.0	85.8
Operating noninterest income (noninterest
income, excluding non-operating items)	31,896	28,645	29,047	45.5	9.8
Change in fair value of interest rate swaps (2)	--	--	22,277	n/m	n/m
Loss on sale of available for sale securities	(150)	(183)	(1,503)	n/m	n/m
Gain on equity investments	3,751	858	650	n/m	n/m
Loss on sale of indirect auto loans previously
HFI (3)	(3,477)	--	--	n/m	n/m
Non-operating noninterest income	124	675	21,424	n/m	n/m
Total noninterest income	32,020	29,320	50,471	36.9	(36.6)

NONINTEREST EXPENSES:
Personnel expense	42,308	40,485	35,681	18.1	18.6
Occupancy	7,684	7,313	6,823	20.3	12.6
Furniture and equipment	6,468	5,952	6,023	34.8	7.4
Professional services	5,497	5,779	5,135	(19.6)	7.0
Advertising and business development	2,187	2,506	2,310	(51.1)	(5.3)
Merchant processing expense	2,678	2,165	2,211	95.0	21.1
Telecommunications	1,421	1,418	1,384	0.8	2.7
Amortization of intangibles	2,208	2,207	2,140	0.2	3.2
Other	12,608	11,411	11,514	42.1	9.5
Operating noninterest expenses (noninterest
expenses, excluding non-operating items)	83,059	79,236	73,221	19.4	13.4
Employment contract buyouts	--	598	222	n/m	n/m
Merger-related costs	--	--	2,194	n/m	n/m
Impairment from write-down of assets	--	--	917	n/m	n/m
Loss on early extinguishment of debt	--	--	2,981	n/m	n/m
Non-operating noninterest expenses	--	598	6,314	n/m	n/m
Total noninterest expenses	83,059	79,834	79,535	16.2	4.4
Income before income taxes and discontinued
operations	44,596	42,487	63,277	19.9	(29.5)
Income tax expense	15,253	14,680	20,565	15.7	(25.8)
Net income	$29,343	$27,807	$42,712	22.2%	(31.3)%

SHARE DATA:
Net income per common share, basic	$0.39	$0.37	$0.58	21.7%	(32.8)%
Net income per common share, diluted	0.39	0.37	0.57	21.7	(31.6)
Cash dividends declared per common share	0.17	0.17	0.16	--	6.3
Average common shares outstanding, basic	74,864,648	74,685,192	73,083,009	1.0	2.4
Average common shares outstanding, diluted	75,504,683	75,339,283	74,421,103	0.9	1.5

(1)	Includes any ineffectiveness on derivatives qualifying for hedge accounting and the fair value adjustments and net cash settlements on all derivatives not qualifying for hedge accounting.
(2)	Relates to derivatives originally documented under the short-cut method. All of these derivatives were either terminated or redesignated as hedges under the long-haul method during fourth quarter 2005.
(3)	In June 2006, TSFG sold approximately $360 million of indirect loans originated from August 2005 through the end of May 2006 and classified the loss on sale of these loans previously held for investment as a non-operating item. TSFG classified its June production of indirect auto loans as held for sale and reported the loss from the lower of cost or market adjustment as an operating item.
Supplemental financial information may be found in the Investor Relations section of TSFG's web site: www.thesouthgroup.com.

PAGE 4, FINANCIAL HIGHLIGHTS
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data) (unaudited)

	Six Months Ended
	6/30/06	6/30/05	% Change
INCOME STATEMENT
Interest income (tax-equivalent)	$424,608	$357,873	18.6%
Interest expense	215,045	154,616	39.1
Net interest income (tax-equivalent)	209,563	203,257	3.1
Less: tax-equivalent adjustment	3,529	2,723	29.6
Net interest income	206,034	200,534	2.7
Provision for credit losses	17,398	20,906	(16.8)
Net interest income after provision for
credit losses	188,636	179,628	5.0

NONINTEREST INCOME:
Customer fee income	28,979	23,674	22.4
Wealth management income	14,606	8,968	62.9
Mortgage banking income	3,962	3,627	9.2
Bank-owned life insurance	5,788	5,520	4.9
Merchant processing income	6,004	4,751	26.4
Loss on trading and certain derivative
activities (1)	(1,370)	(128)	(970.3)
Net cash settlement of certain interest rate
swaps (2)	--	8,271	(100.0)
Loss on indirect auto loans (3)	(985)	--	n/m
Other	3,557	2,899	22.7
Operating noninterest income
(noninterest income, excluding non-operating
items)	60,541	57,582	5.1
Change in fair value of interest rate swaps (2)	--	5,068	n/m
Loss on sale of available for sale securities	(333)	(1,269)	n/m
Gain on equity investments	4,609	2,361	n/m
Loss on sale of indirect auto loans previously
HFI (3)	(3,477)	--	n/m
Non-operating noninterest income	799	6,160	n/m
Total noninterest income	61,340	63,742	(3.8)

NONINTEREST EXPENSES:
Personnel expense	82,793	69,319	19.4
Occupancy	14,997	12,922	16.1
Furniture and equipment	12,420	11,556	7.5
Professional services	11,276	9,571	17.8
Advertising and business development	4,693	4,219	11.2
Merchant processing expense	4,843	3,843	26.0
Telecommunications	2,839	2,710	4.8
Amortization of intangibles	4,415	3,946	11.9
Other	24,019	22,122	8.6
Operating noninterest expenses
(noninterest expenses, excluding
non-operating items)	162,295	140,208	15.8
Employment contract buyouts	598	185	n/m
Merger-related costs	--	2,499	n/m
Impairment from write-down of assets	--	917	n/m
Charitable contribution to foundation	--	683	n/m
Loss on early extinguishment of debt	--	1,553	n/m
Non-operating noninterest expenses	598	5,837	n/m
Total noninterest expenses	162,893	146,045	11.5
Income before income taxes and discontinued
operations	87,083	97,325	(10.5)
Income tax expense	29,933	31,801	(5.9)
Discontinued operations, net of income tax	--	(396)	n/m
Net income	$57,150	$65,128	(12.2)%

SHARE DATA:
Net income per common share, basic	$0.76	$0.90	(15.6)%
Net income per common share, diluted	0.76	0.88	(13.6)
Cash dividends declared per common share	0.34	0.32	6.3
Average common shares outstanding, basic	74,775,416	72,234,263	3.5
Average common shares outstanding, diluted	75,422,439	73,729,630	2.3

(1)	Includes any ineffectiveness on derivatives qualifying for hedge accounting and the fair value adjustments and net cash settlements on all derivatives not qualifying for hedge accounting.
(2)	Relates to derivatives originally documented under the short-cut method. All of these derivatives were either terminated or redesignated as hedges under the long-haul method during fourth quarter 2005.
(3)	In June 2006, TSFG sold approximately $360 million of indirect auto loans originated from August 2005 through the end of May 2006 and classified the loss on sale of these loans previously held for investment as a non-operating item. TSFG classified its June production of indirect auto loans as held for sale and reported the loss from the lower of cost or market adjustment as an operating item.
Supplemental financial information may be found in the Investor Relations section of TSFG's web site: www.thesouthgroup.com.

PAGE 5, FINANCIAL HIGHLIGHTS
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data) (unaudited)

				% Change 6/30/06 vs.
	6/30/06	3/31/06	6/30/05	(Annualized) 3/31/06	6/30/05
BALANCE SHEET DATA (Period End)
Total assets	$14,077,083	$14,361,925	$14,887,905	(8.0)%	(5.4)%
Intangible assets	(689,690)	(691,328)	(693,541)	(1.0)	(0.6)
Tangible assets	13,387,393	13,670,597	14,194,364	(8.3)	(5.7)

Loans held for sale	78,763	23,536	41,427	941.2	90.1
Loans held for investment	9,439,445	9,720,891	8,966,337	(11.6)	5.3
Allowance for loan losses	(108,995)	(111,219)	(104,853)	(8.0)	4.0
Net loans held for investment	9,330,450	9,609,672	8,861,484	(11.7)	5.3
Securities	2,914,799	3,040,082	4,325,967	(16.5)	(32.6)
Total earning assets	12,590,938	12,899,975	13,398,288	(9.6)	(6.0)

Noninterest-bearing deposits	1,579,852	1,536,796	1,466,803	11.2	7.7
Core deposits (1)	5,202,623	5,110,395	5,393,874	7.2	(3.5)
Customer deposits (2)	7,835,043	7,776,911	7,518,621	3.0	4.2
Wholesale borrowings (3)	4,510,638	4,884,736	5,699,442	(30.7)	(20.9)
Total funding	12,345,681	12,661,647	13,218,063	(10.0)	(6.6)

Shareholders' equity	1,484,989	1,484,105	1,517,072	0.2	(2.1)
Intangible assets	(689,690)	(691,328)	(693,541)	(1.0)	(0.6)
Tangible equity	795,299	792,777	823,531	1.3	(3.4)

Securities/total assets	20.7%	21.2%	29.1%
Wholesale borrowings/total assets (3)	32.0	34.0	38.3

BALANCE SHEET DATA (Averages - Three Months Ended)
Total assets	$14,344,435	$14,367,256	$14,902,070	(0.6)%	(3.7)%
Intangible assets	(690,375)	(691,262)	(656,066)	(0.5)	5.2
Tangible assets	13,654,060	13,675,994	14,246,004	(0.6)	(4.2)

Loans	9,711,641	9,630,573	8,706,276	3.4	11.5
Loans, excluding indirect auto loans	8,878,531	8,710,531	7,862,397	7.7	12.9
Securities (4)	3,092,328	3,187,325	4,731,121	(12.0)	(34.6)
Total earning assets	12,868,288	12,839,407	13,460,095	0.9	(4.4)

Noninterest-bearing deposits	1,536,140	1,502,958	1,349,746	8.9	13.8
Core deposits (1)	5,054,809	4,978,698	5,178,447	6.1	(2.4)
Customer deposits (2)	7,696,626	7,757,285	7,095,571	(3.1)	8.5
Wholesale borrowings (3)	4,975,576	4,945,488	6,197,520	2.4	(19.7)
Total funding	12,672,202	12,702,773	13,293,091	(1.0)	(4.7)

Shareholders' equity	1,479,646	1,491,408	1,450,674	(3.2)	2.0
Intangible assets	(690,375)	(691,262)	(656,066)	(0.5)	(147.6)
Tangible equity	789,271	800,146	794,608	(5.5)	(220.3)

BALANCE SHEET DATA (Averages - Year to Date)
Total assets	$14,355,783	$14,367,256	$14,603,708	(0.3)%	(1.7)%
Intangible assets	(690,816)	(691,262)	(633,615)	(0.3)	9.0
Tangible assets	13,664,967	13,675,994	13,970,093	(0.3)	(2.2)

Loans	9,671,331	9,630,573	8,496,056	1.7	13.8
Loans, excluding indirect auto loans	8,794,995	8,710,531	7,666,224	3.9	14.7
Securities (4)	3,139,564	3,187,325	4,662,386	(6.0)	(32.7)
Total earning assets	12,853,927	12,839,407	13,184,784	0.5	(2.5)

Noninterest-bearing deposits	1,519,641	1,502,958	1,289,140	4.5	17.9
Core deposits (1)	5,016,963	4,978,698	5,072,429	3.1	(1.1)
Customer deposits (2)	7,726,788	7,757,285	6,871,086	(1.6)	12.5
Wholesale borrowings (3)	4,960,615	4,945,488	6,163,617	1.2	(19.5)
Total funding	12,687,403	12,702,773	13,034,703	(0.5)	(2.7)

Shareholders' equity	1,485,495	1,491,408	1,422,911	(1.6)	4.4
Intangible assets	(690,816)	(691,262)	(633,615)	(0.3)	9.0
Tangible equity	794,679	800,146	789,296	(2.7)	0.7

(1)	Core deposits include noninterest-bearing, interest-bearing checking, money market accounts, and savings accounts.
(2)	Customer deposits include total deposits less brokered deposits.
(3)	Wholesale borrowings include borrowings and brokered deposits.
(4)	The average balances for investment securities exclude the unrealized loss recorded for available for sale securities.
Supplemental financial information may be found in the Investor Relations section of TSFG's web site: www.thesouthgroup.com.

PAGE 6, FINANCIAL HIGHLIGHTS
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data) (unaudited)

							% Change 6/30/06 vs.
	6/30/06		3/31/06		6/30/05		(Annualized) 3/31/06	6/30/05
CREDIT QUALITY
Nonperforming loans (1)	$37,782		$35,722		$42,457			(11.0)%
Foreclosed property (other real estate owned
and personal property repossessions)	10,187		9,323		12,618			(19.3)
Nonperforming assets	$47,969		$45,045		$55,075			(12.9)

Loans held for investment (period-end)	$9,439,445		$9,720,891		$8,966,337
Nonperforming loans as a % of loans held for
investment	0.40%		0.37%		0.47%
Nonperforming assets as a % of loans held for
investment and foreclosed property	0.51		0.46		0.61
Allowance for loan losses	$108,995		$111,219		$104,853
Allowance for credit losses (2)	$110,320		$112,454		$105,552
Allowance for loan losses as a % of loans HFI	1.15		1.14		1.17
Allowance for credit losses as a % of loans
HFI (2)	1.17		1.16		1.18
Allowance for loan losses to nonperforming loans	2.88	x	3.11	x	2.47	x
Loans past due 90 days or more (mortgage and
consumer with interest accruing)	2,849		2,369		2,035			40.0
Net loan charge-offs:
Three months ended	6,532		6,807		6,823			(4.3)
Year to date	13,339		6,807		16,013			(16.7)
Average loans held for investment:
Three months ended	9,664,441		9,606,556		8,679,316
Year to date	9,635,658		9,606,556		8,472,434
Net loan charge-offs as a % of average loans
held for investment (annualized):
Three months ended	0.27%		0.29%		0.32%
Year to date	0.28		0.29		0.38

CAPITAL RATIOS
Total risk-based capital	11.53		10.36		10.67
Tier 1 risk-based capital	9.96		8.82		9.07
Leverage ratio	8.21		7.47		7.12
Tangible equity to tangible assets	5.94		5.80		5.80

SHARE DATA
Book value per common share	$19.79		$19.81		$20.40		(0.4)%	(3.0)%
Tangible book value per common share	10.60		10.58		11.08		0.8	(4.3)
Shares outstanding	75,033,866		74,907,489		74,348,330		0.7	0.9

STOCK PERFORMANCE
Market price per share of common stock	$26.41		$26.15		$28.42		4.0%	(7.1)%
Indicated annual dividend	0.68		0.68		0.64		--	6.3
Dividend yield	2.57%		2.60%		2.25%
Price/book ratio	1.33	x	1.32	x	1.39	x
Market capitalization	$1,981,644		$1,958,831		$2,112,980		4.7	(6.2)

OPERATIONS DATA
Branch offices	169		172		167		(7.0)%	1.2%
ATMs	169		167		159		4.8	6.3
Employees (full-time equivalent)	2,581		2,526		2,554		8.7	1.1
Active internet banking customers	116,499		93,973		72,173		96.1	61.4

(1)	At June 30, 2006, December 31, 2005 and June 30, 2005, these credit quality indicators (nonperforming loans and impaired loans) included $743,000, $1.9 million, and $5.5 million, respectively, in restructured loans.
(2)	Effective December 31, 2005, the reserve for unfunded lending commitments was reclassified from the allowance for loan losses to other liabilities. The allowance for credit losses is the sum of the allowance for loan losses and the reserve for unfunded lending commitments. The provision for credit losses is the sum of the provision for loan losses and the provision for unfunded lending commitments. Amounts presented for prior periods have been reclassified to conform to the current presentation.
Supplemental financial information may be found in the Investor Relations section of TSFG's web site: www.thesouthgroup.com.

PAGE 7, FINANCIAL HIGHLIGHTS
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data) (unaudited)

	Three Months Ended			% Change 6/30/06 vs.
	6/30/06	3/31/06	6/30/05	(Annualized) 3/31/06	6/30/05
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
NET INCOME, AS REPORTED (GAAP)	$29,343	$27,807	$42,712	22.2%	(31	.3)%
Add: Income tax expense (benefit)	15,253	14,680	20,565
Income (loss) before income taxes and discontinued
operations	44,596	42,487	63,277	19.9	(29.5)
Non-operating items:
Change in fair value of interest rate swaps	--	--	(22,277)
Loss on sale of available for sale securities	150	183	1,503
Gain on equity investments	(3,751)	(858)	(650)
Loss on sale of indirect auto loans previously HFI	3,477	--	--
Employment contract buyouts	--	598	222
Merger-related costs	--	--	2,194
Impairment from write-down of assets	--	--	917
Loss on early extinguishment of debt	--	--	2,981
PRE-TAX OPERATING EARNINGS (income before taxes and
discontinued operations, excluding non-operating items)	44,472	42,410	48,167	19.5	(7.7)
Related income taxes	15,211	14,653	15,654
OPERATING EARNINGS (net income, excluding
non-operating items)	29,261	27,757	32,513	21.7	(10.0)
Add: Amortization of intangibles, net of income tax	1,453	1,444	1,445
CASH OPERATING EARNINGS (net income, excluding
non-operating items and amortization of intangibles)	$30,714	$29,201	$33,958	20.8	(9.6)

NET INTEREST INCOME, AS REPORTED (GAAP)	$103,122	$102,912	$102,285
Add: Tax-equivalent adjustment	1,728	1,801	1,397
Add: Net cash settlement of certain interest
rate swaps (1)	--	--	3,534
Net interest income (tax equivalent), including net
cash settlement of certain interest rate swaps (1)	$104,850	$104,713	$107,216	0.5	(2.2)

OPERATING NONINTEREST INCOME (see page 3)	$31,896	$28,645	$29,047
Less: Net cash settlement of certain interest
rate swaps (1)	--	--	(3,534)
Operating noninterest income, excluding net cash
settlement of certain interest rate swaps (1)	$31,896	$28,645	$25,513	45.5	25.0

(1)	Relates to derivatives originally documented under the short-cut method. All of these derivatives were either terminated or redesignated as hedges under the long-haul method during fourth quarter 2005. TSFG is presenting prior periods to be comparable to these current classifications under hedge accounting. Accordingly, TSFG has presented these non-GAAP measures classifying the net cash settlement for these certain derivatives in net interest income instead of noninterest income.
Supplemental financial information may be found in the Investor Relations section of TSFG's web site: www.thesouthgroup.com.

PAGE 8, FINANCIAL HIGHLIGHTS
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except per share data)(unaudited)

	Six Months Ended
	6/30/06	6/30/05	% Change
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
NET INCOME, AS REPORTED (GAAP)	$57,150	$65,128	(12	.2)%
Discontinued operations, net of income tax	--	396
Add: Income tax expense	29,933	31,801
Income before income taxes and discontinued operations	87,083	97,325	(10.5)
Non-operating items:
Change in fair value of interest rate swaps	--	(5,068)
Loss on sale of available for sale securities	333	1,269
Gain on equity investments	(4,609)	(2,361)
Loss on sale of indirect auto loans previously HFI	3,477	--
Employment contract buyouts	598	185
Merger-related costs	--	2,499
Impairment from write-down of assets	--	917
Charitable contribution to foundation	--	683
Loss on early extinguishment of debt	--	1,553
PRE-TAX OPERATING EARNINGS (income before taxes and
discontinued operations, excluding non-operating items)	86,882	97,002	(10.4)
Related income taxes	29,864	31,822
OPERATING EARNINGS (net income, excluding
non-operating items)	57,018	65,180	(12.5)
Add: Amortization of intangibles, net of income tax	2,897	2,655
CASH OPERATING EARNINGS (net income, excluding
non-operating items and amortization of intangibles)	$59,915	$67,835	(11.7)

NET INTEREST INCOME, AS REPORTED (GAAP)	$206,034	$200,534
Add: Tax-equivalent adjustment	3,529	2,723
Add: Net cash settlement of certain interest rate swaps (1)	--	8,271
Net interest income (tax equivalent), including net
cash settlement of certain interest rate swaps (1)	$209,563	$211,528	(0.9)

OPERATING NONINTEREST INCOME (see page 4)	$60,541	$57,582
Less: Net cash settlement of certain interest rate swaps (1)	--	(8,271)
Operating noninterest income, excluding net cash
settlement of certain interest rate swaps (1)	$60,541	$49,311	22.8

(1)	Relates to derivatives originally documented under the short-cut method. All of these derivatives were either terminated or redesignated as hedges under the long-haul method during fourth quarter 2005. TSFG is presenting prior periods to be comparable to these current classifications under hedge accounting. Accordingly, TSFG has presented these non-GAAP measures classifying the net cash settlement for these certain derivatives in net interest income instead of noninterest income.
Supplemental financial information may be found in the Investor Relations section of TSFG's web site: www.thesouthgroup.com.